UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

October 27, 2000

Date of Report (Date of earliest event reported)

PEOPLES ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	1-5540	36-2642766
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

24th Floor, 130 East Randolph Drive, Chicago, Illinois	60601-6207
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(312) 240-4000

None

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

On October 27, 2000, Peoples Energy Corporation will hold a conference call to discuss fiscal year 2000 results and its growth targets. The conference call will be held after the release of the company's fourth quarter and fiscal year-end results on October 27, before the market opens and can be accessed by the public via telephone or via internet through the company's website at www.peoplesenergy.com.

Conference Call Script for Fiscal 2000 Earnings

Mr. Terry: Good morning, I'm Richard Terry, chairman and CEO of Peoples Energy. I'm here with Tom Patrick - president and chief operating officer, and Jim Luebbers - chief financial officer, to talk about our recently released fourth quarter and fiscal 2000 earnings and our future outlook. Also, here with us is our manager of investor relations, Mary Ann Wall.

This conference call contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as expectations of development and growth arising out of the company's diversified energy businesses. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: the company's success in identifying diversified energy opportunities on financially acceptable terms and generating earnings within a reasonable time; adverse resolution of material litigation; developments in the company's utility subsidiaries' mercury inspection and remediation program; general U.S. and Illinois economic conditions; business and competitive conditions resulting from deregulation and consolidation of the energy industry; the timing and extent of changes in energy commodity prices and interest rates; and regulatory developments in the U.S., Illinois and other states where Peoples Energy has business activities. Some of the uncertainties that may affect future results are discussed in more detail under "Item 1 - Business" of Peoples Energy's Form 10-K for the year ended September 30, 1999. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

Overall Strategy

Mr. Terry: As indicated in our press release, our earnings per share for the year is $2.71, before a special charge for mercury. I feel that these are good results in the face of the very warm weather we experienced this past year. As you know, our overall three part corporate strategy is to enhance our utilities, grow our diversified businesses and pursue strategic alliances. As part of this strategy our goal is to grow earnings by 7% annually and to derive 25% of our earnings from our diversified businesses by 2002.

During the year, we continued to make major progress in each part of this corporate strategy and the outlook for 2001 looks very good. In fact, for 2001 we expect earnings to be in the range of $3.05 to $3.15 a share.

Now I want to depart somewhat from our format to talk about one issue - our mercury investigation and remediation program.

As you know, the company's gas distribution business is inspecting for mercury contamination in certain of our customers' premises where gas pressure regulators, manometers and other equipment containing mercury may have been used. The utilities plan to inspect a total of approximately 95,000 locations. Virtually all of the gas pressure regulators containing mercury that were used for residences and other small volume customers were removed by the utilities in the 1960s, 1970s and 1980s. The utilities inspection program includes both a visual check of mercury and a check with mercury detection equipment.

As of October 25, Peoples Gas has inspected 28,027 premises (including 26,923 small volume customers, primarily residences) and small amounts of mercury were found in 33 of these locations (of which 16 were residences). North Shore Gas has inspected 26,197 premises (25,839 small volume customers, primarily residences) and small amounts of mercury were found in 15 of these locations (of which 14 were residences).

In each case where mercury contamination is found, Peoples Gas or North Shore Gas will perform appropriate remediation at the premises to eliminate contamination. Based on available information, it does not appear that mercury contamination discovered by the utilities has had or will have a significant harmful effect on the public.

Jim Luebbers will now give more detailed information on our financial results and Tom Patrick will update you on each of our business segments.

Mr. Luebbers: Thank you Dick. This morning we reported earnings for fiscal 2000 of $96.1 million, or $2.71 a share, excluding the mercury-related charge. The after-tax impacts of the nonrecurring item reduced operating income by $9.7 million, resulting in a fiscal year net income of $86.4 million, or $2.44 a share. These results compared with a fiscal 1999 net income of $92.6 million, or $2.61 a share.

In fiscal 2000, our earnings from diversified segments grew more than 70%, producing 13% of total earnings, exclusive of the nonrecurring mercury-related charge.

The weather for fiscal 2000 was 14% warmer than normal, the third consecutive year of mid-teen warmer than normal weather percentages. The 886 degree days below normal resulted in a negative earnings impact of $.47 per share, which was reduced by $.15 per share due to the company's weather insurance, which pays off when fiscal year weather is less than 6000 degree days.

We have taken other steps to improve our gas distribution utilities. Fiscal year results reflect our efforts to reduce our operating costs and incorporate technological efficiencies.

The results for fiscal 2000 also reflect our ability to grow our diversified businesses. Our power generation segment earnings were up as a result of a full year of Elwood. Our midstream services segment results increased due to positive results from enovate, our partnership with enron. Our oil and gas production earnings showed significant growth due to production revenue from working interests acquired in the last two years and section 29 tax credits.

In September, the company charged $16.1 million to its gas distribution segment operating expense to account for the estimated total cost of its mercury investigation and remediation program. The charge covered $1.1 million of costs incurred in September and $15.0 million accrual of a liability to account for the estimated remaining costs of inspections, remediation, consultants and other costs associated with the program.

In fiscal 2001, we expect earnings per share to be in the range of $3.05 to $3.15, a midpoint increase of 14% over fiscal 2000, excluding the mercury-related charge. The primary reasons for this increase are the return to normal weather, growth in diversified earnings and lower operating expenses.

Earnings for our diversified segments are expected to range between 16% and 20% in fiscal 2001, reflecting growth in each line of business. Fiscal 2001 EBIT for diversified segments is expected to range between $35 million and $40 million, a substantial increase over the $26 million EBIT for fiscal 2000.

Now Tom Patrick will discuss the individual business segments and what activities occurred there during the year.

Business Segment Discussion

Mr. Patrick: Thank you, Jim.

As you are aware, Peoples Energy consists of five primary segments: gas distribution, power generation, midstream services, retail energy services and oil and gas production.

Gas distribution

I would like to begin with our core business - gas distribution, and discuss the key factors that led to our operating income for this segment of $179.5 million, excluding the mercury-related charge, in fiscal 2000.

During fiscal 2000, technology investments for efficiency and customer service continued. The C-first customer information and billing system went online in February. The SureRead automated meter-reading system is now installed in nearly 90% of Chicago customers' premises.

The return to normal weather is a key assumption for our fiscal 2001 outlook. However, our weather insurance program is in place for four more years as a backstop.

Gas prices around the country are at historically high levels. When prices are high, people reduce their consumption by conserving and installing more efficient appliances. Our forecast reflects significant erosion in revenue due to conservation and higher bad debt costs. Offsetting this will be reductions in operating expenses.

Power generation

This has been an excellent year for our power generation segment, which features Elwood Energy, LLC, our joint venture with Dominion. This was the first full year of operation for our Elwood facility.

We recently began construction to more than double the plant's capacity from its existing 600 megawatts to 1,350 peaking megawatts. This 750-MW expansion will be completed next year.

600 megawatts of this expanded capacity have already been purchased in a long-term off-take agreement with Aquila Energy. The partnership is evaluating a variety of bids and options for selling power from the uncommitted 150 MW.

Elwood still holds an additional 2,500 MW air permit for combined-cycle plant development. The partnership is proceeding with engineering studies and seeking a water permit.

We are negotiating the development of our Calumet site in Chicago with several potential partners. The partner that arises out of these talks will help determine the in-service date. The Calumet site is fully permitted for up to 300 MW of peaking generation.

Midstream services

Much of our activity in fiscal 2000 revolved around the development of our partnership with Enron to provide enhanced hub and wholesale services to the region. The partnership began operations under the "enovate" name late in the third quarter and made a significant earnings contribution in the fourth quarter. "enovate" has its own page on Enron's extremely successful web trading site, Enron Online.

"enovate" combines Enron's transactional and marketing expertise with Peoples Energy's assets and local market knowledge.

We are moving forward to add to the list of regional pipelines serving the Chicago market with the Whitecap Energy System - our joint venture with Coastal Corporation to build a natural gas pipeline from Crete, Illinois, to Milwaukee. This January, we will file our certificate application with the FERC. An in-service date of late 2002 is anticipated for the on-shore portion.

Retail energy services

Peoples Energy Services is one of the largest non-utility energy retailers in Illinois. The company markets gas to 13,000 customers and supplies electricity to 800 customers, with sales of 55 billion cubic feet of natural gas and more than one billion-kilowatt hours of electricity in the last year. The company also offers energy management and performance contract services.

Losses continued in the unit for fiscal 2000, for a variety of reasons related to it being a start up in markets that are slow to open. However, the company practices rigorous commodity risk management, so margins on commodity sales remain positive. Going forward, we expect to capture higher margins from increased electricity and gas sales.

This will be a year with major growth opportunity. Peoples Gas has opened all its small commercial customers to permanent retail access as of Sept. 1, 2000, under its Choices For You program. Thus far, Peoples Energy Services has captured 1,500 of these customers, over half of those enrolled. Proposals are pending at the Illinois Commerce Commission to further open the retail gas market in northern Illinois.

Also, in December, Commonwealth Edison's remaining commercial and industrial customers become eligible for purchasing from alternative retail electricity suppliers, such as PES.

Oil and Gas Production

We have invested more than $100 million in our oil and gas production business since 1998, and achieved impressive financial results.

Our strategy has been to focus on primarily on-shore proved producing gas reserves with some development potential. Our production has been heavily hedged to protect expected revenue streams.

As announced earlier this year, we have relocated the headquarters of this business segment to Houston.

This unit has performed very well from both a growth and earnings perspective. In addition, Peoples Energy's fiscal 2000 net income was positively impacted by $3.8 million as a result of tax credits associated with our oil and gas production in the San Juan Basin.

The rise in gas prices is causing us to carefully review our timing for potential new acquisitions in the oil and gas production business. We are not convinced that current gas prices are sustainable. However, we are increasing our emphasis on development drilling opportunities.

I will now turn it back over to Dick for some final comments.

Mr. Terry: Thank you, Tom.

As we enter the new fiscal year, we have acted to strengthen our management team with several recent senior appointments.

Steve Nance was named president of Peoples Energy Production. Steve is a 22-year veteran of the exploration and production industry. Most recently, he was chairman, president and chief executive officer of XPLOR Energy, Inc., of The Woodlands, Texas, until its 1999 merger with Harken Energy Corporation. His experience will help us to realize our goal of becoming a top 50 owner and producer of natural gas reserves.

Tom Nardi was named president and CEO of Peoples Energy Services. Under his leadership, we are confident that Peoples Energy services will become the most successful energy retailer in our region. Tom, who has 24 years of experience in the energy industry, moves to Peoples Energy from the utility and energy strategy practice at Andersen Consulting. Prior to that, he spent 18 years at Nicor Inc. in a variety of operating, regulatory, finance and development positions in both utility and non-utility businesses, most recently as senior vice president -Market Development.

Desiree Rogers was promoted to chief marketing and communications officer. She previously held the position of vice president of corporate communications. In her new position, Desiree will be positioned to optimize marketing across all of Peoples Energy's distribution channels and expand our marketing reach in today's competitive environment.

Tom Linquist was brought on board as assistant vice president of project finance to help us with arranging long-term financing for our diversified business assets. Before joining Peoples, Tom had been vice-president of DG Bank's Project Finance Group in New York. Prior to that, he was vice president, Power & Infrastructure Group at ABN AMRO Inc.

In closing these remarks, I want to reiterate that we are pleased with the fiscal year results, not withstanding our mercury-related charge. The results showed our ability to once again overcome the negative impacts of extremely warm weather, as well as our ability to continue to grow diversified earnings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES ENERGY CORPORATION
(Registrant)

October 27, 2000	By: /s/ J. M. LUEBBERS
(Date)	J. M. Luebbers
Chief Financial Officer and Controller